Exhibit 99.1

Hercules Technology Growth Capital Announces Third Quarter 2011 Financial Results and Declares a Quarterly Cash Dividend of $0.22

  Total investment income of $18.7 million up 19.9% from Q3 2010
  Q3 Distributable Net Operating Income or “DNOI” of $0.22 per share
  Record Q3 total new commitments of approximately $216.0 million
  Record Q3 unfunded commitments of over $148.0 million
  Total investment assets of $576.5 million up 41.5% from Q3 2010
  Strong liquidity position with approximately $227.6 million available for investing
  Over 91.0% of the debt portfolio is in senior secured floating rate loans

PALO ALTO, Calif.--(BUSINESS WIRE)--November 3, 2011--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company addressing the capital needs of technology-related venture capital and private equity-backed companies announced today its financial results for the third quarter ended September 30, 2011.

Third Quarter 2011 Highlights:

  Originated approximately $216.0 million in total commitments to new and existing portfolio companies, up 160.2% from approximately $83.0 million in the third quarter of 2010.
  Funded approximately $147.2 million of debt and equity investments during the third quarter, up 259.0% from approximately $41.0 million of fundings in the third quarter of 2010.
  Received approximately $45.2 million in principal repayments, including $31.8 million of early principal repayments and $13.4 million in scheduled principal payments during the third quarter of 2011.
  Increased total investment income by approximately 19.9% to $18.7 million, compared to $15.6 million for the third quarter of 2010.
  Increased net investment income, or “NII”, during the quarter by 6.2% to approximately $8.6 million, compared to $8.1 million in the third quarter of 2010. Net investment income per share was $0.20 on 43.1 million outstanding shares for the third quarter of 2011, compared to $0.23 per share on 35.2 million outstanding shares in the third quarter of 2010, a decrease of approximately 13.0%.
  Increased distributable net operating income, or “DNOI”, by approximately 6.7% to $9.5 million compared to $8.9 million in the third quarter of 2010. DNOI was $0.22 per share on 43.1 million outstanding shares for the third quarter of 2011, compared to $0.25 per share on 35.2 million outstanding shares in the third quarter of 2010.
  Total investment assets increased 41.5% year over year to approximately $576.5 million as of September 30, 2011, compared to $407.5 million as of September 30, 2010.
  As of September 30, 2011, Hercules had unfunded debt commitments of approximately $148.2 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.
  Ended the third quarter with a strong balance sheet with approximately $227.6 million in available liquidity, including $96.3 million in cash, $36.3 million in SBA capital commitments subject to SBA requirements and $95.0 million in credit facility availability.
  Declared a quarterly dividend of $0.22 per share, payable on November 29, 2011, to shareholders of record as of November 14, 2011; the twenty-fifth consecutive dividend, bringing total dividends declared since inception to $6.69 per share.

“The third quarter marked a quarter of growth for Hercules’ investment portfolio and year-to-date we have achieved approximately half a billion dollars in new unfunded commitments and expect 2011 to exceed the level of originations as seen in 2010. At the same time, we believe our continued discipline and leadership position for lending allowed us to end the quarter with the strongest credit quality in Hercules’ history,” said Manuel A. Henriquez, president and CEO of Hercules.

“As we turn our attention to the fourth quarter, we anticipate continuing to seek new investment opportunities while remaining cautious and conservative in our investment and credit management strategies. Although we continue to expect to see yield compression as the year comes to an end, we believe our ample liquidity and active pipeline, as demonstrated by our commitments non-binding term sheets as well as our geographic expansion, position us to expand our investment activities into 2012.”

Third Quarter Review and Operating Results

Investment Portfolio

As of September 30, 2011, over 99.2% of the Company’s debt investments were in a senior secured position, and more than 91.1% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor. We believe we are well positioned to benefit should market rates increase.

Hercules entered into commitments to provide debt and equity financings of approximately $214.7 million and $1.3 million, respectively, to new and existing portfolio companies in the third quarter.

Debt and equity fundings were approximately $146.2 million and $1.0 million, respectively, to new and existing portfolio companies during the quarter. Hercules received approximately $45.2 million of principal repayments, including $31.8 million of early principal repayments and $13.4 million in scheduled principal payments in the third quarter.

A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q3 2011	Q2 2011	Change ($)	Change %

Interest Earning Debt Investments
Loans	$513.4	$411.6	$101.8	24.7%

Non-Interest Earning Equity
Equity Investments	$35.8	$31.1	$4.7	15.1%
Warrant Portfolio	$27.3	$32.5	$(5.2)	(16.0)%

Total Investment Assets	$576.5	$475.2	$101.3	21.3%

Unfunded Commitments

As of September 30, 2011, Hercules had unfunded debt commitments of approximately $148.2 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Signed Term Sheets

Hercules finished the third quarter 2011 with approximately $136.0 million in signed non-binding term sheets with 9 companies, which generally convert to contractual commitments in approximately 45 to 60 days of signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund approximately 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 16.7%, which is down from the second quarter of 2011 effective yield of 19.1%. Excluding the effect of fee accelerations that occurred from early payoffs, the effective yield for the quarter was 14.2%, compared to the adjusted effective yield in the second quarter of 2011 of approximately 15.7%. The effective yield is derived by dividing total investment income by the weighted average earning assets during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 104 portfolio companies, with a fair value of approximately $27.3 million at September 30, 2011, down 12.2% as compared to approximately $31.1 million at June 30, 2011. If exercised, these warrant holdings would require Hercules to invest an approximate additional $70.7 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized since inception, Hercules has realized warrant gain multiples in the range of approximately 1.04x to 8.74x. However, our current warrant positions may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

As of September 30, 2011, Hercules had warrants in seven companies which had filed Form S-1 registration statements to complete their initial public offerings, namely:

1. BrightSource Energy, Inc.

2. Enphase Energy, Inc.

3. Intelepeer Inc.

4. Merrimack Pharmaceuticals, Inc.

5. Nexx Systems Inc.

6. Reply!, Inc.

7. WageWorks, Inc.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the third quarter of 2011 was approximately $18.7 million compared to approximately $15.6 million in the third quarter of 2010. This increase was due to a higher average balance of interest earning investments outstanding during the third quarter of 2011 and accelerated fees related to early payoffs.

Interest expense and loan fees were approximately $4.3 million during the third quarter of 2011 as compared to $2.5 million in the third quarter of 2010. The increase is primarily attributed to $1.3 million of interest and fee expense due to the $75.0 million of senior convertible notes issued on April 15, 2011. Additionally, the Company incurred approximately $270,700 of non cash interest expense attributed to the accretion of the fair value of the conversion feature on these Senior Notes.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.5% at Sept 30, 2011, versus 6.2% during the third quarter of 2010. This increase was primarily attributed to the weighted average cost of debt on the senior convertible notes of 8.2% offset by a lower weighted average cost of debt on outstanding SBA debentures at 5.2% in the third quarter of 2011 versus 6.1% in the third quarter of 2010.

Total operating expenses excluding interest expense and loan fees for the third quarter of 2011 were $5.8 million, as compared to $5.0 million for the third quarter of 2010. These increases are primarily attributed to higher compensation expenses based on higher headcount and other general and administrative expenses.

Hercules recognized net realized loss of approximately $1.6 million on the portfolio in the third quarter. The loss is primarily attributed to the termination of warrants in LaboPharm, Inc. of $0.6 million and the write-off of equity in Solarflare, Inc. of $0.6 million. Cumulative net realized losses on investments since October 2004 to date total $49.4 million, on a GAAP basis. When compared to total commitments of approximately $2.6 billion over the same period, the net realized loss represents 1.9% of total commitments, or an annualized loss rate of 27 basis points.

During the third quarter, Hercules recorded a net unrealized depreciation of $0.8 million from its loan, warrant and equity investments. Of the net unrealized depreciation, $3.0 million was attributable to net unrealized depreciation on equity and warrants while $2.2 million was due to unrealized appreciation on debt investments.

NII – Net Investment Income

NII for the third quarter of 2011 was approximately $8.6 million, compared to $8.1 million in the third quarter of 2010, representing an increase of approximately 6.2%. This increase was due to a higher average balance of interest earning investments outstanding during the third quarter of 2011. NII per share for the third quarter of 2011 was $0.20 based on 43.1 million basic shares outstanding, compared to $0.23 per share based on 35.2 million basic shares outstanding in the third quarter 2010.

DNOI - Distributable Net Operating Income

DNOI for the third quarter was approximately $9.5 million or $0.22 per share, as compared to $8.9 million, or $0.25 per share in the third quarter of 2010. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors declared a cash dividend of $0.22 per share that will be payable on November 29, 2011 to shareholders of record as of November 14, 2011. This dividend would represent the Company’s twenty-fifth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $6.69 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In August 2011, the Board of Directors approved extending Hercules’ share repurchase program through February 2012. During the third quarter of 2011, the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the third quarter with approximately $227.6 million in available liquidity, including $96.3 million in cash, $36.3 million in SBA capital commitments, subject to SBA requirements and $95.0 million in credit facility commitments.

As of September 30, 2011, Hercules did not have any outstanding borrowings under either of its credit facilities with Wells Fargo or Union Bank. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility. Under the Union Bank credit facility, Hercules has access to $20.0 million.

Subsequent to quarter end, Hercules renewed and amended the Union Bank facility, increasing the facility to $55.0 million from $20.0 million. Union Bank and RBC Capital Markets have made commitments of $30.0 million and $25.0 million, respectively. The amendment also extended the maturity date of the Union Bank Facility to approximately November 2, 2014. The Union Bank Facility requires the payment of a non-use fee of 0.50% annually. The other terms of the Facility generally remain unchanged, including the stated interest rate. Hercules has various financial and operating covenants required by the Union Bank facility, including covenants that require Hercules to maintain certain financial ratios and a minimum tangible net worth.

Pricing at September 30, 2011 under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

At September 30, 2011, Hercules had approximately $188.7 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program. During the quarter, the Company issued debentures at a rate of 2.877% per annum for 10 years on $25.0 million of outstanding debentures under its second license, bringing the weighted average interest rate to 5.2%. The Company has approximately $36.3 million of remaining availability under the SBA commitment, subject to compliance with SBA regulations.

As of September 30, 2011, the Company’s asset coverage ratio, under our regulatory requirements as a BDC was 971.6%, excluding SBIC debentures as a result of exemptive relief from the SEC, and 263.1% when including our SBIC debentures. Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude all if its SBA leverage from its 200% asset coverage ratio requirement, the Company has the potential to leverage its balance sheet up in excess of $600.0 million. However, there are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

At September 30, 2011, the Company’s debt to equity leverage ratio, excluding all SBA leverage was 16.6%. The same ratio including our SBIC debentures is approximately 61.3% at September 30, 2011.

Net Asset Value

At September 30, 2011, the Company’s net assets were approximately $422.1 million as compared to $423.9 million as of June 30, 2011.

As of September 30, 2011, net asset value per share was $9.61 on 43.9 million outstanding shares, compared to $9.67 on 43.9 million outstanding shares at June 30, 2011. The slight decrease in NAV per share was primarily attributable to net unrealized depreciation for the quarter.

Portfolio Asset Quality and Diversification

As of September 30, 2011, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$108.0 million or 21.0% of the total portfolio
Grade 2	$368.9 million or 71.9% of the total portfolio
Grade 3	$24.9 million or 4.8% of the total portfolio
Grade 4	$8.6 million or 1.7% of the total portfolio
Grade 5	$3.0 million or 0.6% of the total portfolio

At September 30, 2011, the weighted average loan grade of the portfolio was 1.96 on a scale of 1 to 5, with 1 being the highest quality, compared to 2.04 as of June 30, 2011. This current quarter weighted average loan grade is the highest quality result since 2005. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of September 30, 2011 was as follows:

  14.1% in drug discovery companies
  11.6% in drug delivery companies
  11.4% in internet consumer & business services companies
  10.7% in specialty pharmaceutical companies
  10.4% in clean technology companies
  9.7% in communications and networking companies
  6.7% in information services companies
  5.7% in therapeutics companies
  5.4% in media/content/info companies
  3.8% in software companies
  2.6% in diagnostic companies
  4.1% in biotechnology tools companies
  1.3% in surgical devices companies
  1.2% in semiconductor companies
  0.8% in consumer and business products companies
  0.5% in electronic & computer hardware companies

Subsequent Events

1. As of November 3, 2011, Hercules has:

a. Closed commitments of approximately $45.0 million to new and existing portfolio companies, and funded approximately $30.0 million since the close of the third quarter.

b. Pending commitments (signed non-binding term sheets) of approximately $129.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

2011 Closed Commitments and Pending Commitments (in millions)
January 1 – September 30 Closed Commitments	$465.0
Q4-11 Closed Commitments (As of November 3, 2011)	$45.0
Total year to date 2011 Closed Commitments(a)	$510.0

Pending Commitments (as November 3, 2011)(b)	$129.0
Total year to date	$639.0

Notes:

a. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. Hercules’ portfolio company, LaboPharm Inc., was acquired by Paladin Labs on October 5 resulting in the full repayment of Hercules debt of approximately $12.0 million and the cancellation of the remaining warrants on October 11.

3. On October 5, Hercules announced the opening of its new office in McLean, Virginia, thereby expanding to the Mid-Atlantic and South-Atlantic regions where the Company was previously under represented.

4. On November 2, Hercules renewed and amended the Union Bank facility. Union Bank and RBC Capital Markets (RBC) have made commitments of $30.0 million and $25.0 million, respectively, increasing the facility to $55.0 million from $20.0 million. The amendment also extended the maturity date of the Union Bank Facility to approximately November 2, 2014. The Union Bank Facility requires the payment of a non-use fee of 0.50% annually. The other terms of the Facility generally remain unchanged, including the stated interest rate.

Conference Call

Hercules has scheduled its 2011 third quarter financial results conference call for November 3, 2011 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 17437523.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.6 billion in flexible financing solutions to over 180 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, up to $40 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts, Colorado and Virginia. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Historical and Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. In addition, the statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	September 30,
	2011	December 31,
	(unaudited)	2010
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $572,558 and $445,782, respectively)	$573,494	$428,782
Affiliate investments (cost of $3,236 and $2,880, respectively)	-	3,069
Control investments (cost of $11,611 and $31,743, respectively)	2,983	40,181
Total investments, at value (cost of $587,405 and $480,405, respectively)	576,477	472,032
Cash and cash equivalents	96,309	107,014
Interest receivable	4,667	4,520
Other assets	11,184	7,681
Total assets	688,637	591,247

Liabilities
Accounts payable and accrued liabilities	7,755	8,716
Long-term SBA Debentures	188,750	170,000
Long-term Liabilities (Convertible Debt)	70,082	-
Total liabilities	266,587	178,716

Net assets consist of:
Common stock, par value	$43	$43
Capital in excess of par value	486,557	477,549
Unrealized depreciation on investments	(10,861)	(8,038)
Accumulated realized losses on investments	(47,604)	(51,033)
Distributions in excess of investment income	(6,085)	(5,990)
Total net assets	$422,050	$412,531
Total liabilities and net assets	$688,637	$591,247

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	43,908	43,444

Net asset value per share	$9.61	$9.50

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Interest Income
Non Control/Non Affiliate investments	$16,405	$13,356	$50,146	$35,649
Affiliate investments	5	-	9	-
Control investments	-	766	777	2,487
Total interest income	$16,410	$14,122	$50,932	$38,136
Fees
Non Control/Non Affiliate investments	2,264	1,524	7,639	4,285
Affiliate investments	-	-	-	-
Control investments	10	-	84	246
Total fees	2,274	1,524	7,723	4,531

Total investment income	18,684	15,646	58,655	42,667

Operating expenses:
Interest	3,408	2,139	8,803	6,237
Loan fees	881	333	2,493	936
General and administrative	1,659	1,680	6,196	5,220
Employee Compensation:
Compensation and benefits	3,273	2,594	9,888	7,691
Stock-based compensation	870	752	2,518	1,959
Total employee compensation	4,143	3,346	12,406	9,650

Total operating expenses	10,091	7,498	29,898	22,043

Net investment income	8,593	8,148	28,757	20,624

Net realized gain (loss) on investments	(1,601)	(18,865)	3,429	(15,144)
Net increase in unrealized appreciation on investments	(769)	2,894	(2,823)	(12,218)
Net realized and unrealized gain	(2,370)	(15,971)	606	(27,362)

Net increase in net assets resulting from operations	$6,223	$(7,823)	$29,363	$(6,738)

Net investment income before investment gains and losses per common share:
Basic	$0.20	$0.23	$0.67	$0.57

Change in net assets per common share:
Basic	$0.14	$(0.23)	$0.67	$(0.20)

Diluted	$0.14	$(0.23)	$0.67	$(0.20)

Weighted average shares outstanding
Basic	43,071	35,208	42,920	35,227

Diluted	43,337	35,208	43,251	35,227

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
	2011	2010
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$8,593	$8,148
Dividends paid on unvested restricted shares (1)	(175)	(169)
Net investment income, net of dividends paid on unvested restricted shares	$8,418	$7,979

Net investment income before investment gains and losses per common share: (2)
Basic	$0.20	$0.23

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.20	$0.23

Weighted average shares outstanding
Basic	43,071	35,208

(1) Unvested restricted shares as of the dividend record date for in the third quarter of 2011 and 2010 was approximately 795,000 and 798,000 respectively
(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.
(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of DNOI to Net investment income	2011	2010
Net investment income	$8,593	$8,148
Stock-based compensation	870	752
DNOI	$9,463	$8,900

DNOI per share-weighted average common shares
Basic	$0.22	$0.25

Weighted average shares outstanding
Basic	43,071	35,208

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com